EXHIBIT 10.4

COMPUTER SYSTEMS AND SOFTWARE

LEASE AND LICENSE AGREEMENT

This COMPUTER SYSTEMS AND SOFTWARE LEASE AND LICENSE AGREEMENT (“Agreement”) by and between First Advantage Credco, LLC (hereafter referred to as “Credco”), a Delaware Limited Liability Company and RELS Reporting Services, LLC (hereinafter referred to as “RELS”), a Delaware Limited Liability Company, is effective January 1, 2008.

RECITALS

WHEREAS: RELS acts as a reseller of consumer reports and other products and services to certain entities with whom RELS has a written agreement to provide such consumer reports and other products and services (“RELS CUSTOMERS”).

WHEREAS: RELS Customers are in the business of extending mortgage loans to consumers and requires consumer reports from the three national consumer reporting agencies in order to make lending decisions. Such reports are best analyzed when merged and duplicate information is eliminated and formatted in a user friendly manner.

WHEREAS: Credco is engaged in the business of developing and licensing software that produces Merged Reports and other products and services and leasing computer systems capable of delivering them.

WHEREAS; Credco is also a consumer reporting agency that provides information services to the mortgage industry.

WHEREAS: Credco now wishes to license software and lease computer systems to RELS sufficient to allow RELS to obtain Merged Reports and other products and services from the national consumer reporting agencies and other products and services from other agencies pursuant to arrangements to be made between RELS CUSTOMERS or RELS and such agencies and RELS desires to license such system and Equipment from Credco on the terms and conditions described in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1)	Definitions

a)	Licensed Software – Licensed Software means Credco’s Software which is a program that (1) merges/combines information received from one or more consumer reporting agencies, eliminates duplicate information and presents a combined report in a standardized arrangement, and (2) receives other information from various data providers and presents such information in an easy-to-read format.

b)	Equipment - One or more dedicated Web servers and related hardware and all other tangible items, including without limitation, computers, peripherals, cables, interface devices, tools and spare parts, together with associated supplies and documentation, required to allow RELS to obtain Merged Reports and other products and services through the Licensed Software.

c)	Installation Site - Credco offices in Poway, California.

d)	Merged Reports – Consumer credit reports obtained from one or more of the national consumer reporting agencies that are combined into one report containing current and accurate information.

e)	Operative - In good working order and repair with the appropriate functionality to allow RELS the ability to obtain the Merged Reports and other products and services.

f)	Operational Failure - The failure of the leased Equipment and/or Licensed Software to be Operative during RELS’s business hours arising from causes within Credco’s control. The term Operational Failure shall not include failures caused by (1) RELS’s failure to follow proper procedures provided to it by Credco, (2) failure of RELS’s equipment, or (3) the national consumer reporting agencies or any other information provider or agency.

2)	License

a)	Credco, in consideration of payment of the monthly fees set forth in Exhibit A hereto, hereby grants and RELS accepts a limited, non-exclusive license, subject to the terms and conditions set forth herein to use the Licensed Software and related “bug” fixes, updates, enhancements, upgrades or re-releases, for the purpose of furnishing Merged Reports and other products and services to RELS CUSTOMERS and to no other party and for no other purpose. This Agreement, any license and any program to which it applies may not be assigned, sublicensed or otherwise transferred by RELS without the prior written consent of Credco. Any attempted assignment by RELS without such consent shall be void and this Agreement shall be terminated.

b)	Except as expressly stated herein, RELS agrees that it and its employees, shall not: (i) use Credco's Licensed Software, other than within the scope of the license granted by Credco under this section; (ii) in any way alter, change, modify, adapt, translate, or make derivative works of any Merged Reports or other products and services delivered hereunder; (iii) sublicense Credco's Licensed Software; or (iv) integrate, cross-reference or otherwise use any data contained in Credco's Licensed Software with data obtained from any third party.

3)	Lease

Credco, in consideration of payment of the fee set forth in Exhibit A hereby leases to RELS all Equipment necessary to run the Licensed Software and furnish the Merged Reports and other products and services to RELS CUSTOMERS, whether such Equipment is located at the Installation Site or elsewhere, and agrees to provide RELS all Connectivity necessary or appropriate for RELS to access the Equipment and Licensed Software to enable it to furnish Merged Reports and other products and services to RELS CUSTOMERS. RELS recognizes that the Equipment may be used for other applications and on behalf of other clients of Credco and RELS shall have no claim on any particular computer Equipment or server by this lease. Credco shall not be responsible for equipment needed by RELS to receive the Merged Reports and other products and services, but only Equipment that makes the Merged Reports and other products and services available.

4)	Term

This Agreement is effective from the date hereof and shall remain in force and effect for twelve months and shall thereafter be automatically be renewed for additional 12 month terms until either party terminates this Agreement by giving the other three months’ written notice prior to the term then in effect; provided, however, that either party may terminate this Agreement in the event of a material breach hereof by the other party, which breach remains uncured thirty (30) days after written notice of such breach is given to the breaching party. In the event that either party hereto shall be adjudged insolvent or bankrupt, or upon the institution of any proceedings seeking relief, reorganization or arrangement under any laws relating to insolvency, or if any involuntary petition in bankruptcy is filed against such party and said petition is not discharged within sixty (60) days after such filing, or upon any assignment for the benefit of its creditors, or upon the appointment of a receiver, liquidator or trustee of any of its assets, or upon the liquidation, dissolution or winding up of its business (“Event of Bankruptcy”), then the party affected by any such Event of Bankruptcy shall immediately give notice thereof to the other party, and the other party at its option may terminate this Agreement upon written notice.

5)	Equipment Installation

Credco shall configure and use its current Equipment or install new Equipment and Licensed Software for RELS at the Installation Site. The cost of the hardware and software configuration and installation shall be paid by Credco. The Equipment provided for the use by RELS shall meet the current and reasonably anticipated future volume requirements of RELS as estimated in Exhibit B attached hereto and shall otherwise be sufficient for provision of Merged Reports and other products and services in accordance with the terms hereof for such estimated volume. If specialized equipment is required by RELS and/or RELS CUSTOMERS for a particular purpose, Credco may choose to charge RELS an additional fee for such specialized equipment and RELS agrees to pay such additional fee.

6)	Maintenance

a)	Credco agrees to make necessary modification in the Equipment and Licensed Software, without charge to RELS, to comply with any changes that may from time to time be introduced by the national consumer reporting agencies or Credco’s other data providers. Credco agrees to make necessary modification in the Equipment and Licensed Software, with charge to RELS, to comply with any changes that may from time to time be required by RELS and/or RELS CUSTOMERS.

b)	In the event of an Operational Failure, Credco shall assign Credco’s qualified technical service personnel to resolve the Operational Failure and bring the Equipment back into operation as soon as possible. Priority shall be given by Credco to operational problems which impair RELS’s ability to obtain Merged Reports or other products and services. During Operational Failures, Credco shall provide RELS, at a point designated by RELS from time to time, with progress reports to RELS’s on-site designated person (or position).

7)	Warranties, Disclaimers and Indemnities

a)	Credco Warranties – Credco hereby represents and warrants to RELS as follows: (i) the Equipment and the Licensed Software shall be capable of delivering Merged Reports in the volume requirements estimated in Exhibit B attached hereto and will be free from material defects and errors; (ii) Credco has the power and right to lease the Equipment and license the Licensed Software to RELS without violating the rights of any third party; (iii) neither the Licensed Software nor the stated use thereof by RELS does nor will infringe any patent, copyright, trademark, trade secret, confidentiality or other proprietary right of any third party; and (iv) the Licensed Software shall not contain any backdoor, time bomb, logic bomb, or other code designed (A) to permit access unauthorized by RELS to any RELS system, Web site, computer or network or to any software installed on a RELS computer or network (including the Licensed Software itself), (B) to permit the Licensed Software or any RELS system, Web site, computer or network to be locked or disabled by Credco or any third party without RELS’s consent, (C) to cause the Licensed Software to cease operating after a certain period of time, or D) to cause damage to any of RELS’s hardware, software or data.

b)	RELS Warranties – RELS represents and warrants to Credco that (i) it has the right and power to enter into this Agreement and that there is no outstanding contract, commitment or legal impediment which may limit, restrict or impair its ability to perform its obligations hereunder; RELS shall use the Licensed Software and the Merged Reports and any other products and services RELS CUSTOMERS or RELS obtains therefrom on behalf of RELS CUSTOMERS in full compliance with all applicable laws, including without limitation the Fair Credit Reporting Act (FCRA) and related state laws and the Real Estate Settlement Procedures Act; (iii) RELS shall resell the Merged Reports only to RELS CUSTOMERS in connection with a permissible purpose as defined in FCRA and shall fully comply with its obligations as a reseller under FCRA; and (iv) RELS is in full compliance with all other applicable laws and regulations.

c)

Information “as is” – RELS understands that the accuracy of information processed from third parties and furnished to RELS through the Licensed Software is not guaranteed by Credco. Credco shall have no responsibility for the accuracy, currency or quality of any

Merged Reports or any other products or services (or the information contained therein) or other information received through the Licensed Software and RELS accepts all such data “as is.”

d)	RELS Indemnity – RELS agrees to indemnify and hold Credco harmless from any and all expenses, costs, claims and damages, including attorneys fees incurred by Credco or its affiliated companies derived from, arising out of, or relating to, (i) any violation of the FCRA by RELS, its employees or agents, (ii) improper publishing or disclosure of information contained in a report obtained through the Licensed Software by its employees or agents or (iii) any breach of any representation, warranty or covenant of RELS hereunder.

e)	Mutual Indemnification. Both parties shall defend, indemnify and hold harmless the other, together with its officers, directors, employees, agents, parent, subsidiaries and other affiliates, from and against any and all damages, costs, liability, and expense whatsoever (including attorneys’ fees and related disbursements) incurred by reason of (i) any failure by a breaching party to perform any covenant or agreement set forth herein; (ii) injury to or death of any person or any damage to or loss of property which is due to the negligence and/or willful acts of the breaching party; or (iii) any breach by the breaching party of any representation, warranty, covenant or agreement under this Agreement; provided, however, that Credco’s maximum indemnification of RELS in connection with this Agreement, whether for breach of contract, tort or otherwise, shall not exceed $250,000.00 in the aggregate. The existence of multiple claims shall not enlarge the limit of Credco’s indemnification hereunder.

f)	Adverse Action warranty – RELS warrants that, when it obtains Merged Reports or any other product or service through the Licensed Software for resale to RELS CUSTOMERS, RELS will instruct RELS CUSTOMERS not to use Credco’s name, logo, and address or telephone number on any disclosures to the consumer, including, but not limited to, any adverse action notice under FCRA. “Adverse action” has the same meaning as the definition of that term under the FCRA. The adverse action notice provided by RELS CUSTOMERS under the FCRA shall include the name, address and telephone number of RELS.

8)	Limitations of Liability

In no event will Credco be liable for any lost profits, or any consequential or incidental damages alleged to be incurred or actually incurred by RELS, RELS CUSTOMERS or anyone claiming through RELS or RELS CUSTOMERS even if Credco has been advised of the possibility of damages. The cumulative liability of Credco to RELS, RELS CUSTOMERS or anyone claiming through them for any and all claims relating to the Licensed Software and Equipment or any information furnished hereunder by Credco, in contract, tort or otherwise, shall be limited to $250,000.00 in the aggregate, unless caused by Credco’s gross negligence or willful misconduct, in which case Credco’s liability for such gross negligence or willful misconduct will be limited to the amounts paid by RELS to Credco for the three (3) months immediately preceding the occurrence giving rise to such claim hereunder. The existence of multiple claims shall not enlarge the limit of Credco’s liability hereunder. CREDCO MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, UNDER THIS AGREEMENT, AND HEREBY DISCLAIMS ALL

IMPLIED WARRANTIES, INCLUDING ANY WARRANTIES REGARDING MERCHANTABILITY, USAGE OF TRADE OR FITNESS FOR A PARTICULAR PURPOSE. TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW, CREDCO SHALL NOT BE LIABLE TO RELS FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OR LOST PROFITS.

9)	Access to Source Code

RELS acknowledges that by entering into this Agreement, it is not acquiring any right, title or interest in the source code relating to the Licensed Software except for the right to use it as provided in this Agreement. The source code relating to the Licensed Software is a trade secret of Credco and is not generally known to the public or to other persons and RELS agrees to not disclose to any third person or entity said information.

10)	Proprietary Protection

Credco has sole and exclusive ownership of all rights, title and interest in and to the Licensed Software, all copies thereof, and all modifications and enhancements thereto subject only to the right and license expressly granted to RELS herein. This Agreement does not provide RELS with title or ownership of the Licensed Software, but only a right to use the Licensed Software as provided herein.

11)	Independent Contractor

The relationship of Credco to RELS hereunder shall be that of Licensor-Licensee and Credco shall be an independent contractor. Consequently, neither party nor any of its employees or agents shall have any authority to act for or on behalf of the other party or to bind the other party without its express approval in writing. Neither party nor any of its employees shall be considered employees of the other and shall not have employee status for any purpose including without limitation, worker’s compensation or any employee benefit plan applicable to either party’s employees generally. Each party shall be responsible for payment of all taxes including Federal, State and local taxes arising out of its own activities in connection with this Agreement including social security tax, unemployment insurance tax, and any other taxes or business license fees that may be applicable to its employees or agents.

12)	Trade Secret Information

RELS acknowledges and agrees that the Licensed Software constitutes a trade secret belonging to Credco as the term trade secret is utilized under the provisions of the Uniform Trade Secret Act, California Civil Code Section 3426 et. Seq. (the “Credco Confidential Information”).

13)	Ownership and Confidentiality.

a)

Confidential Information. Both parties hereto shall keep confidential, and will cause its employees to keep confidential, all Confidential Information, as defined below, obtained from the other party (the “Disclosing Party”). The parties also agree that all information related to the Agreement is presumed to be Confidential Information unless the Disclosing Party indicates in writing that the information is not confidential or proprietary. Both parties acknowledge that, in the course of its relationship with the other that it and its employees will acquire or have access to information of various kinds concerning the other party’s business, as well as the businesses of its affiliates. Both parties acknowledge that all information disclosed by the Disclosing Party to the other party, its employees and/or agents ( the “Recipient”), for the purposes of the Agreement(s), or which comes to the attention of Recipient, its employees, during the course of such Agreement(s), is confidential in nature, constitutes a valuable asset of Disclosing Party , is proprietary to the Disclosing Party, and is properly the subject of protection. Both parties also acknowledge that Rels has a responsibility to its customers to keep customers’ records strictly confidential and proprietary. Both parties further acknowledge that the Disclosing Party may have proprietary or confidential information of third parties that they may rightfully use in the course of their businesses. Both parties further agree that any entity or person who obtains or is provided access to Confidential Information (as defined below) as an agent of Recipient may obtain or have access to such Confidential Information only for the purpose of carrying out the performance of specific terms of this Agreement, and, in such case, the agent of Recipient (other than employees of the Recipient): (i) must agree in writing, independently, to be bound by the terms set forth in this Section; and (ii) must agree in writing, independently, to use such Confidential Information only for the purpose of carrying out the performance of specific terms of this Agreement.

b)	Definition of Confidential Information. “Confidential Information” shall mean and include the following:

i)	RELS Consumer Information. Any and all non public information or data, provided by, through, or on behalf of RELS, its customers or clients to Credco (or any of Credco’s agents approved by RELS in advance under this Agreement), about or relating to any client or prospective or former client of RELS (whether an individual, business entity, governmental unit, or otherwise) or any RELS customer including (without limitation) any and all nonpublic personal information of RELS or its customers (within the meaning of Title V of the Gramm-Leach-Bliley Act and its implementing regulations) made available to Credco; provided, however, that the same or similar information that Credco receives of obtains from other sources shall not constitute RELS’s Consumer Information. Credco warrants and attests that it shall comply with all applicable law, including Regulation P and RELS’s privacy policy, in the performance of its Services to RELS as defined in this section.

ii)

Proprietary and Other Confidential Information. Confidential Information also includes any and all confidential business, technical or data processing information, trade secret or other proprietary information acquired from the Disclosing Party, its customers or clients, or any of its affiliates by Recipient, or its employees or agent, in the course of carrying out the tasks hereunder or as a result of access to the Disclosing Party’s Confidential Information, or any of its affiliates, whether prepared by Recipient or its employees, whether or not reduced to writing, and whether or not in human readable or machine readable form, including, without limitation, any information provided by the Disclosing party, its customers or clients, or any of its affiliates concerning the Agreement, concepts, techniques, or procedures, software in various stages of development, discoveries, ideas, inventions, operations, data, designs, drawings, diagrams, specifications, documentation, research, know-how, compilations of information, records, costs, purchasing data, financial data, accounting, marketing and development plans, sales, pricing, profits, business plans or procedures, data, employee information provided by and acquired from the Disclosing Party, or any of its affiliates in the course of the performance by Recipient of any of the tasks hereunder or as a result of this Agreement. Such information shall remain the sole property of the disclosing party. Confidential Information also includes any and all information described in this subsection (ii) which Recipient obtains from another party and treats as proprietary or designates as confidential information, whether or not owned or developed by the Disclosing Party. Proprietary and Other Confidential Information (but not Rels/client/customer/Consumer Information described in subsection (1) above) shall cease to be Confidential Information after it has been voluntarily disclosed to the public by the Disclosing Party, or independently developed and disclosed by others or has otherwise entered the public domain through lawful means. In any dispute with respect to these exclusions, the burden of proof will be on Recipient to show that the exclusion applies.

c)	Ownership. RELS acknowledges that the databases which are used in providing the services, and the software and systems used by Credco in connection with the services and related materials, and all copyrights, patents, trade secrets and other intellectual property and proprietary rights in and to any of the foregoing (“Credco Products”) are and shall remain the exclusive property of Credco and the third parties to whom Credco is acting as agent or from whom Credco has obtained the right to use the Credco Products, provided, however, that any data generated for RELS through use of the Credco software are and shall remain the exclusive property of RELS.

14)	Background Checks.

Prior to the performance of services hereunder, Credco will conduct, or cause to be conducted (by contract or otherwise) third-party background checks on all Credco personnel and subcontractors who will be involved in providing services hereunder which relate to RELS computer networks, information systems, Customer/Consumer Information, databases or secure facilities, or wherein modifications may be made to the RELS information systems. Credco further represents and warrants that in no event will any person who has been convicted of any criminal offense involving dishonesty, a breach of trust, or money laundering participate directly or indirectly in the provision of those services described in the foregoing sentence. Company represents that it is in compliance with Executive Order 13224 (or successor orders/legislation), that it screens its Company Personnel against the Specially Designated Nationals and Blocked Persons list published by the Office of Foreign Assets Control of the U.S. Department of the Treasury (the “OFAC List”), and that no Consultant engaged in performing services under this Agreement is named on the OFAC List. In the event that Credco does not comply with the terms of this Section, RELS will have the right, in its sole and absolute discretion, to terminate this Agreement immediately in addition to all other remedies that may be available to RELS by law or under this Agreement. RELS may also, in its sole discretion, require that Credco provide written evidence of successful background checks on Credco personnel and subcontractors at any time.

15)	Disaster Recovery Plan.

Credco warrants that it has a DR Plan that ensures the continuation of services pursuant to the applicable service level agreements, or SLAs, as mutually agreed upon by the parties and attached hereto, if an incident (event, act or omission) threatens to impair or disrupt Credco’s delivery of Services. Credco agrees to provide and fund its BCP commensurate with the sensitivity of the Services being performed by Credco. Credco agrees to deliver a copy of its entire BCP upon execution of this agreement, or upon RELS’s request and/or will meet with RELS representatives to review Credco’s BCP. Credco will maintain and exercise the BCP at regular intervals (no less frequently than annually) and provide RELS with any revisions. Credco will provide RELS with sufficient notice to allow RELS to schedule and participate in and/or monitor its BCP exercises. Credco will comply with the BCP during the term of this Agreement and will promptly revise its BCP to conform to new governmental regulations, if applicable. If at any time: (1) Credco becomes aware that it is not in compliance with its BCP, Credco will notify RELS in writing immediately, or (2) RELS becomes aware that Credco is not in compliance, RELS will notify Credco, and, in each such case, Credco will cure any such non-compliance promptly thereafter, or as otherwise agreed to between the parties in writing. If such non-compliance cannot be cured within such period, Credco will use its best efforts to cure any such non-compliance as soon as practicable. Notwithstanding the foregoing, the Parties agree that if any non-compliance is not cured within the time allotted after notice is provided, RELS will have the right to terminate the affected agreement(s) immediately, without further liability to Credco (i.e., other than any liability or obligation —for payments or otherwise—which has already accrued).

16)	System Down Time

Credco will notify RELS representatives in the event that normal maintenance will bring the system down during RELS’s hours of operation. RELS’s hours of operations are Monday through Friday, 4:00 AM to 11:00 PM Pacific Time; Saturday, 5:00 AM to 10:00 PM Pacific Time; and Sunday, 7:00 AM to 11:00 PM Pacific Time. If it is necessary to bring the system down in an emergency, Credco will notify RELS representatives with as much lead-time as is reasonably possible. Notwithstanding the foregoing, Credco will use its best efforts to perform all maintenance and schedule all down-time during RELS’s off-hours.

17)	Technical Support

Credco will provide RELS technical support during RELS’s normal and extended hours of operation from 5:00 AM to 7:00 PM Pacific Time Monday through Friday; 8:00 AM to 4:30 PM Pacific Time Saturday and Sunday; provided, however, that an emergency pager number shall be available to RELS for technical assistance 24 hours a day, 7 days a week.

18)	Normal Business Hours Business Related Support

A Credco’s customer service representative will be available to RELS between the hours of 5:00 AM to 5:00 PM PT, Monday through Friday.

19)	Security and Access

a)	Security.

i)	Generally. Credco personnel agree to comply with all of RELS’s requirements in relation to the security of the computing environment, and otherwise, of RELS and any third parties, including without limitation any subsequently agreed security plan or information processing requirements that may be embodied in the applicable statement of work or in a separately executed information security program, explained in greater detail in subsection ii, below. Credco agrees and understands that project security standards may be changed by RELS or its customers from time to time, and Credco agrees to abide by the then-current security standards applicable to the systems containing RELS information.

ii)	Credco’s Program. Credco’s information security program will be designed and implemented to control the risks identified by RELS or Credco which are commensurate with the sensitivity of the RELS data. This ISP will include administrative, technical and physical safeguards appropriate to the size and complexity of Credco’s business and the nature and scope of the Services to be performed in order to ensure the confidentiality, integrity and availability of the RELS data, including RELS Confidential Information, and the by-products of such information. The ISP will include information regarding the initial risk assessment, risk management and control, the training of Credco personnel on compliance with the ISP, testing of the ISP, oversight of any subcontractor arrangements, periodic reports to RELS, and the process for annual certification of Credco. Credco will prohibit Credco personnel from possessing weapons or firearms of any kind on RELS’s premises or those of Credco’s premises where work is being carried out on behalf of RELS or its customers or clients.

b)	System/Facilities Access. Credco will execute all documents generally required by RELS for access to the computing environment or other restricted access areas where work on behalf of RELS is being performed. Except as may be specifically set forth in a given statement of work, Credco represents and warrants that: (1) it will not alter or disable any hardware or software security programs residing on RELS’s hardware or systems if such alterations will cause harm to or threaten the confidentiality of RELS data,, or that if its customers, or (2) allow unauthorized traffic to pass into the networks of RELS or any of its customers or clients. If Credco does allow unauthorized traffic to pass into the networks of any RELS customer or client, RELS may immediately terminate said access in addition to any other remedies that RELS may have under this Agreement. Further, if any Credco personnel, at any time during the life of this Agreement, is granted remote access to such networks, or is telecommuting in any capacity, then such person will be subject to additional data security requirements as may be called for under the applicable Information Security Policy then in force.

c)

Network Connections. If a network connection is established between Credco and networks used to perform RELS work, Credco agrees to (1) allow RELS or its customers to perform network assessments of Credco’s computing environment, or to request access for such assessments of the entity on whose network Services are being performed (based on a schedule mutually agreed upon by the Parties), and (2) maintain an alert status regarding the security of its computing systems, or those of the other entity, including without limitation all vulnerabilities and security patches or corrective actions, by subscribing to an industry-recognized service, such as CERT or CIAC. Credco understands that, should an assessment by RELS or its customers reveal inappropriate or inadequate security based on the pre-defined security requirements, RELS may, in addition to other remedies it may have, remove, or cause to have removed, Credco’s access to the network in question for purposes of performing RELS work until Credco satisfactorily complies with the security requirements.

d)	Security Breach. In the event of any actual or suspected security breach Credco either suffers or learns of that either compromises or could compromise RELS data or Confidential Information, including without limitation customer or consumer data (e.g., physical trespass on a secure facility, computing systems intrusion/hacking, loss/theft of a PC (laptop or desktop), loss/theft of printed materials, etc.) (collectively, a “Security Breach”), Credco will immediately notify RELS senior management of such Security Breach at a notification telephone number provided separately, and will immediately coordinate with senior management or their designees to investigate and remedy the Security Breach. Except as may be strictly required by applicable law, Credco agrees that it will not inform any third party of any such Security Breach without RELS’s prior written consent unless such disclosure is required by applicable law or for regulatory compliance. Credco agrees to work with RELS regarding the content of such disclosure so as to minimize any potential adverse impact upon RELS and its clients and customers.

e)	Security Breach. In the event of any actual or suspected security breach RELS either suffers or learns of that either compromises or could compromise Credco data or Confidential Information, including without limitation customer or consumer data (e.g., physical trespass on a secure facility, computing systems intrusion/hacking, loss/theft of a PC (laptop or desktop), loss/theft of printed materials, etc.) (collectively, a “Security Breach”), RELS will immediately notify Credco senior management of such Security Breach at a notification telephone number provided separately, and will immediately coordinate with senior management or their designees to investigate and remedy the Security Breach. Except as may be strictly required by applicable law, RELS agrees that it will not inform any third party of any such Security Breach without Credco’s prior written consent unless such disclosure is required by applicable law or for regulatory compliance. RELS agrees to work with Credco regarding the content of such disclosure so as to minimize any potential adverse impact upon Credco and its clients and customers.

f)	Off-site Data Processing. Credco agrees (1) to provide RELS with a copy of a mutually acceptable third-party independent review/report (including without limitation, a Type II SAS 70 report, BITS shared assessment or mutually acceptable equivalent) applicable to the Credco facility that processes RELS data, (2) that RELS or its customers will have the right to review the audit criteria for any such third party audit, and agrees to use commercially reasonable efforts to incorporate any audit criteria recommended by RELS into the actual audit criteria used, (3) that this report will be updated and a copy delivered to RELS annually, upon request, and (4) that its facilities are in compliance with relevant First American security policies.

g)	Data Safeguards. Credco shall establish and maintain safeguards against the destruction, loss, alteration of or unauthorized access to RELS data in the possession of Credco and Credco personnel. In the event Credco intends to implement a change to its data safeguards, that materially impacts or could impact RELS data, Credco shall notify RELS, and upon RELS’s written approval (which may be withheld for any reason), Credco will implement such change. Credco will retain all information obtained or created in the course of performance hereunder in accordance with the records retention guidelines as mutually agreed upon by Credco and RELS, or as is required by law (including without limitation the Sarbanes-Oxley Act).

20)	Audit Rights

Due to the nature of the Services and the fact that it may be necessary to furnish certain non-public confidential information to Credco in order to allow Credco to perform fully hereunder, RELS requires certain audit rights to certain Credco information. Such information shall include site security, data storage operations, employee screening policy, third party contracts and relationships, business continuity management, financial status, etc. Upon RELS delivering Credco at least thirty (30) days advanced written notice, RELS shall have the right to audit Credco’s operations periodically for purposes of ensuring Credco’s site security, data storage operations, employee screening policy, operating processes, third party contracts and relationships, business continuity programs, financial documents and other governmentally required protections are in place and at a level satisfactory to meet legal requirements. Credco shall not rely on RELS audits to ensure compliance with any applicable law, as such audits are strictly for the benefit of RELS internal auditing review.

21)	Pricing

a)	Credco will license the Licensed Software, lease the Equipment and provide the connectivity and other services described herein to RELS for the prices stated in Exhibit A attached hereto subject to annual increase equal to the percentage increase in the consumer price index, upon a prior 30 day notice provided by Credco. This lease and licensing fee shall be solely for the licensing of the Licensed Software and the lease of the Equipment (and the other matters as set forth in Exhibit A) and does not include the cost of (1) the consumer reports that are accessed by RELS from the national consumer reporting agencies which shall be paid directly to such agencies by RELS, or (2) other products and services that are accessed by RELS from the national consumer reporting agencies or other entities/agencies which shall be paid directly to such agencies/entities by RELS. RELS will pay all fees to Credco not later than 30 days after receipt of RELS’s invoice therefore. Credco reserves the right to terminate its license of the Licensed Software and its Equipment lease to the RELS in the event that any fees remain unpaid sixty days after written notice thereof is given to RELS. RELS agrees to pay a finance charge at the rate of one and one half percent (1.5%) per month or the maximum amount permitted by law for all past due balances until paid. Any finance charge incurred shall be due and payable within the next month billing. Credco reserves the right, at any time and from time to time, to change the pricing set forth in Exhibit A. Credco shall notify RELS in writing of its intent to change the pricing at least ninety (90) days prior to the effective date of such change; provided, however, that if RELS is unwilling to pay any increase in pricing, RELS reserves the right to terminate this Agreement upon providing Credco with at least sixty (60) days’ prior written notice of its intent to terminate this Agreement.

b)	RELS shall be solely responsible for, and shall pay or reimburse Credco for, all Taxes. “Taxes” means all present and future taxes, duties, import deposits, assessments, and other governmental charges (and any related penalties and interest), however designated, that are now or hereafter imposed by or under any governmental authority or agency that are: (i) associated with the performance by Credco of its obligations hereunder; (ii) associated with the payment of any amount by RELS to Credco pursuant to this Agreement; or (iii) based on the license or use of any Credco Services; excepting only taxes imposed on Credco’s net income by the United States and each state thereof (and their political subdivisions). Notwithstanding the foregoing, the parties agree to cooperate to enable each to more accurately determine its own tax liability, with respect to this Agreement, and to minimize such liability to the extent legally permissible. Each party shall provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by the other party.

22)	Miscellaneous

a)	Entire Agreement

This Agreement is the complete and exclusive statement of the Agreement between RELS and Credco, and as of its date supersedes all prior and contemporaneous agreements, negotiations, representations and proposals, written or oral. Neither party shall be bound by or be liable to the other party for any representation, promise or inducement made by or to any agent or person in the other’s employ, which is not embodied in the Agreement.

b)	Assignment

This Agreement shall not be assigned by RELS without the prior written consent of Credco. Credco may not assign this Agreement without the prior written consent of RELS except to an affiliate of Credco.

c)	Attorneys’ Fees

If a legal action or arbitration proceeding is commenced in connection with the enforcement of this Agreement or any instrument or agreement required under this Agreement, the prevailing party shall be entitled to attorneys’ fees actually incurred, costs and necessary disbursements incurred in connection with such action or proceeding, as determined by the court or arbitrator.

d)	Binding Effect

This Agreement shall be binding on the parties hereto, their successors or assignees. If any term or provision of the Agreement is held to be illegal the validity of the remaining sections or terms shall not be affected.

e)	Choice of Law

This Agreement is governed by and shall be construed in accordance with the substantive laws of California, without regard to principals of conflicts of law.

f)	Disputes

The parties will endeavor to settle amicably by mutual discussions any dispute arising out of or in connection with this Agreement, the Equipment, Licensed Software and/or the services provided hereunder (“Dispute”). In the event that there is a Dispute which the parties have been unable to resolve, either party may, by written notice to the other, commence the dispute resolution mechanism of this Section 19. Within fifteen (15) days of the giving of such notice, one senior executive from Credco and one senior executive from RELS shall meet to attempt to settle and resolve such Dispute. In the event that any Dispute cannot be resolved through direct discussions, as provided herein, the parties will resolve any dispute arising out of or relating to this Agreement in a binding arbitration conducted under the auspices of the American Arbitration Association in San Diego County, California.

g)	Use of Name

Neither party will use, or permit its employees, agents and subcontractors to use, the trademarks, service marks, logos, names, or any other of the other party’s or its affiliates’ proprietary designations, whether registered or unregistered, without prior written consent. The parties acknowledge that the foregoing sentence is a material provision of this Agreement, breach of which will constitute a material breach hereunder. Either party may seek specific performance or injunctive relief, along with any other remedies allowed by law for violations of this section.

h)	Notices

Any notice to be given by either party to the other shall be in writing and may be transmitted by personal delivery, certified first class mail, return receipt requested, or other receipted express delivery service. Notices shall be addressed to the parties but either party may change the address by giving written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated upon receipt. Notices delivered by certified first class mail or receipted express delivery service shall be deemed communicated three (3) days after the date of mailing.

If to RELS:	Stan Baldwin, President
RELS Reporting Services, LLC
12395 First American Way
Poway, CA 92064
Telephone:

If to Credco:

First American Credco
12395 First American Way Poway, CA. 92064
Attn.: Per Gothe
Telephone:

With a copy to:

Julie Waters, General Counsel
First Advantage Corporation
100 Carillon Pkwy.
St. Petersburg, FL 33716

i)	Force Majeure

Neither party shall be liable or deemed to be in default hereunder to the extent that such failure to perform, delay or default arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with failure, delay or default; including, but not limited to: action or inaction of governmental, civil or military authority; fire; strike; lockout or other labor dispute; flood; war; riot; theft; earthquake; natural disaster; act; negligence or default of the other party. The affected party shall take action to minimize the consequences of any such cause.

j)	Survival

The provisions of this agreement contained in sections 7, 8, 10, 11, 12, 13 and 22 all other provisions necessary to interpret the rights and remedies of the parties hereunder shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and represent that their respective signatories whose signature appear below are authorized by all necessary and appropriate corporate action to execute this Agreement as of the Effective Date.

First Advantage Credco, LLC		RELS Reporting Services, LLC

(“Credco”)		(“RELS”)

By:	/s/ John Stancil	By:	/s/ Stan Baldwin
Print Name John Stancil		Print	Name Stan Baldwin
Title:	Vice President	Title:	President

EXHIBIT A

Services and Fee Schedule

SERVICES

1.	Altiris Ticketing
2.	Application Support
3.	Configuration Management
✓	Technical Helpdesk
4.	Customer Solutions (Technical Consulting)
5.	Data Center Hardware
6.	Data Vendor Enhancement and Maintenance
7.	Desktop Support
✓	ITC (India)
✓	J2EE Development
✓	Microsoft Development
✓	C++ Development
8.	Disaster Recovery including hot site support
9.	eMail
10.	Enterprise Architecture
11.	Merge Logic Maintenance and Usage
12.	Merge Technology and Patent Usage
13.	Origination Website and Support
14.	Project Management
15.	Quality Assurance
16.	RMCR / MP System Workflow and Processing
17.	Salesforce.com Support
18.	Security and Penetration Testing
19.	Software Development
✓	Business Requirements and Documentation
20.	System Administration and Monitoring
21.	Systems License
22.	Systems Usage
✓	DHQ
✓	PFM
✓	CSM
✓	CDS
✓	aDam
✓	ACE
✓	Bars
✓	RELS Credit.com
✓	EMIS
23.	Technical Support
✓	Analysis (systems)
24.	Telecom / Network

FEES:

$60,000.00 fixed monthly fee plus:

(a)	systems access and usage fee of $3.87 per transaction; or
(b)	systems access and usage fee for servicing transaction: $1.00 per transaction.

EXHIBIT B

RELS Locations